ENHANCED GUARANTEED MINIMUM DEATH BENEFIT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the section of the Contract entitled "Proceeds Payable On Death - Death Benefit Amount During The Accumulation Phase."

                            PROCEEDS PAYABLE ON DEATH

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PHASE: The death benefit payable will be the greater of 1 or 2, less any applicable Premium Tax.

     1. The Contract Value determined as of the end of the Valuation Period during which we received at the Service Center both due proof of death and an election of the payment method;
     2. The Guaranteed Minimum Death Benefit (GMDB) as defined below as of the end of the Valuation Period during which we received at the Service Center both due proof of death and an election of the payment method.

The GMDB is equal to the greater of A or B:

     A. 3% Annual Increase Amount.

     The 3% - Annual Increase Amount on the Issue Date is set equal to the Initial Purchase Payment.

     On every Valuation Date other than a Contract Anniversary and before the date of death or the date of benefit exercise under the Guaranteed Partial Withdrawal Benefit (GPWB), if applicable, the 3% Annual Increase Amount is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

          a.   Increased by any additional Purchase Payments received that day.
          b. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA but including any withdrawal charge.

     On every Contract Anniversary prior to the Contract Owner's 81st birthday and before the date of death or the date of benefit exercise under the GPWB (if applicable), the 3% Annual Increase Amount is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

          a. Increased by a multiple of 1.03 if the Contract Owner's attained age is less than 81.
          b.   Increased by any additional Purchase Payments received that day.
          c. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA but including any withdrawal charge.

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     Beginning  with the  Contract  Anniversary  that  occurs  on or  after  the
     Contract Owner's 81st birthday and before the date of death or the date of benefit exercise under the GPWB (if applicable), the 3% Annual Increase Amount is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

          a.   Increased by any additional Purchase Payments received that day.
          b. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA but including any withdrawal charge.

     The 3% Annual Increase Amount has a maximum amount determined by the following:

          1.   1.5 times the cumulative Purchase Payments.
          2.   Reduced  by  each  withdrawal's   percentage  of  Contract  Value
               withdrawn   prior  to  any   applicable  MVA  but  including  any
               withdrawal charge.

     B. The Maximum Anniversary Value.

     The Maximum Anniversary Value on the Issue Date is set equal to the Initial Purchase Payment.

     On every Valuation Date other than a Contract Anniversary and before the date of death or the date of benefit exercise under the GPWB (if applicable), the Maximum Anniversary Value is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

          a.   Increased by any additional Purchase Payments received that day.
          b. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA since that Contract Anniversary, including any withdrawal charge.

     On every Contract Anniversary prior to the Contract Owner's 81st birthday and before the date of death or the date of benefit exercise under the GPWB (if applicable), the Maximum Anniversary Value is set equal to the highest Contract Value that occurred on any Contract Anniversary after the Endorsement effective date, adjusted as follows:

          a. Increased by any additional Purchase Payments made since that Contract Anniversary.
          b. Reduced by the percentage of any Contract Value withdrawn prior to any applicable MVA but including any withdrawal charge for each withdrawal made since that Contract Anniversary.

     Beginning with the Contract Anniversary that occurs on or after the Contract Owner's 81st birthday and before the date of death or the date of benefit exercise under the GPWB (if applicable), the Maximum Anniversary Value is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

          a.   Increased by any additional Purchase Payments received that day.
          b. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA but including any withdrawal charge.

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After the date of benefit exercise under the GPWB (if applicable), the GMDB will not increase but it will decrease by the benefits paid under the GPWB, and it will also decrease by the percentage of any Contract Value withdrawn (prior to any applicable MVA but including any withdrawal charges) in excess of the GPWB payments.

There is no MVA adjustment made on the death benefit.

Withdrawal charges are used to also mean Contingent Deferred Sales Charges, where applicable. The term withdrawal is used to also mean surrender, where applicable.

If Joint Owners are named, the Age of the older Contract Owner will be used to determine the GMDB Value. If a non-individual owns the Contract, then Contract Owner shall mean Annuitant and the Annuitant's Age is used to determine the death benefit.

If the Contract Owner dies during the Accumulation Phase and the sole Beneficiary or Joint Owner is the spouse of the Contract Owner, he or she may elect to continue the Contract in his or her own name and exercise all the Contract Owner's rights under the Contract. An election by the spouse to continue the Contract must be made by an Authorized Request within 60 days after the date that the benefit first becomes payable by the Company. In this event, the Contract Value for the Valuation Period during which this election is implemented will be adjusted, if necessary, to equal the death benefit.

Any part of the death benefit amount that had been invested in the Variable Account remains in the Variable Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the Variable Account will be subject to investment risk, which is borne by the Beneficiary.

CONDITIONS  FOR  TERMINATION OF THE ENHANCED  GUARANTEED  MINIMUM DEATH BENEFIT:
This benefit will terminate on the Income Date or when the Contract terminates.

BENEFIT CHARGE:
The charge for this benefit is included in the mortality and expense risk charge shown in the Contract Schedule.

         Signed for Allianz Life Insurance Company of North America by:

                       [Suzanne J. Pepin]           [Charles Kavitsky]
                        Suzanne J. Pepin             Charles Kavitsky
                Senior Vice President, Secretary        President
                    and Chief Legal Officer

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